Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of November 22, 2005

among

ACCELLENT MERGER SUB INC.,

ACCELLENT INC.,
as Borrower

ACCELLENT ACQUISITION CORP.,
as Holdings

The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner,

CREDIT SUISSE,
as Joint Lead Arranger and Joint Bookrunner and Syndication Agent

and

LEHMAN COMMERCIAL PAPER INC.,
as Documentation Agent

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

TABLE OF CONTENTS

SECTION 1.	Definitions
1.1.	Defined Terms

SECTION 2.	Amount and Terms of Credit
2.1.	Commitments
2.2.	Minimum Amount of Each Borrowing; Maximum Number of Borrowings
2.3.	Notice of Borrowing
2.4.	Disbursement of Funds
2.5.	Repayment of Loans; Evidence of Debt
2.6.	Conversions and Continuations
2.7.	Pro Rata Borrowings
2.8.	Interest
2.9.	Interest Periods
2.10.	Increased Costs, Illegality, etc
2.11.	Compensation
2.12.	Change of Lending Office
2.13.	Notice of Certain Costs
2.14.	Incremental Facilities

SECTION 3.	Letters of Credit
3.1.	Letters of Credit
3.2.	Letter of Credit Requests
3.3.	Letter of Credit Participations
3.4.	Agreement to Repay Letter of Credit Drawings
3.5.	Increased Costs
3.6.	Successor Letter of Credit Issuer

SECTION 4.	Fees; Commitments
4.1.	Fees
4.2.	Voluntary Reduction of Revolving Credit Commitments
4.3.	Mandatory Termination of Commitments

SECTION 5.	Payments
5.1.	Voluntary Prepayments
5.2.	Mandatory Prepayments
5.3.	Method and Place of Payment.
5.4.	Net Payments
5.5.	Computations of Interest and Fees
5.6.	Limit on Rate of Interest

SECTION 6.	Conditions Precedent to Initial Borrowing
6.1.	Credit Documents
6.2.	Collateral
6.3.	Legal Opinions

i

6.4.	No Default
6.5.	Subordinated Notes
6.6.	Equity Proceeds
6.7.	Closing Certificates
6.8.	Corporate Proceedings of Each Credit Party
6.9.	Corporate Documents
6.10.	Fees
6.11.	Target Material Adverse Effect
6.12.	Acquisition and Merger/Related Agreements
6.13.	Solvency Certificate
6.14.	[Reserved]
6.15.	Financial Statements
6.16.	Tender Offer/Refinancing

SECTION 7.	Conditions Precedent to All Credit Events
7.1.	No Default; Representations and Warranties
7.2.	Notice of Borrowing; Letter of Credit Request

SECTION 8.	Representations, Warranties and Agreements
8.1.	Corporate Status
8.2.	Corporate Power and Authority
8.3.	No Violation
8.4.	Litigation
8.5.	Margin Regulations
8.6.	Governmental Approvals
8.7.	Investment Company Act/Public Utility Holding Company Act
8.8.	True and Complete Disclosure
8.9.	Financial Condition; Financial Statements
8.10.	Tax Returns and Payments
8.11.	Compliance with ERISA
8.12.	Subsidiaries
8.13.	Patents, etc
8.14.	Environmental Laws
8.15.	Properties
8.16.	Solvency

SECTION 9.	Affirmative Covenants
9.1.	Information Covenants
9.2.	Books, Records and Inspections
9.3.	Maintenance of Insurance
9.4.	Payment of Taxes
9.5.	Consolidated Corporate Franchises
9.6.	Compliance with Statutes, Obligations, etc
9.7.	ERISA
9.8.	Good Repair
9.9.	Transactions with Affiliates
9.10.	End of Fiscal Years; Fiscal Quarters
9.11.	Additional Guarantors, Grantors and Pledgors

9.12.	Pledges of Additional Stock and Evidence of Indebtedness
9.13.	Use of Proceeds
9.14.	Changes in Business
9.15.	Further Assurances
9.16.	Ratings
9.17.	Post-Closing Matters

SECTION 10.	Negative Covenants
10.1.	Limitation on Indebtedness
10.2.	Limitation on Liens
10.3.	Limitation on Fundamental Changes
10.4.	Limitation on Sale of Assets
10.5.	Limitation on Investments
10.6.	Limitation on Dividends
10.7.	Limitations on Debt Payments and Amendments
10.8.	Limitations on Sale Leasebacks
10.9.	Consolidated Net Debt to Consolidated EBITDA Ratio
10.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio
10.11.	Capital Expenditures
10.12.	Limitation on Activities of Holdings

SECTION 11.	Events of Default
11.1.	Payments
11.2.	Representations, etc
11.3.	Covenants
11.4.	Default Under Other Agreements
11.5.	Bankruptcy, etc
11.6.	ERISA
11.7.	Guarantee
11.8.	Pledge Agreement
11.9.	Security Agreement
11.10.	Mortgages
11.11.	Subordination
11.12.	Judgments
11.13.	Change of Control
11.14.	Borrower’s Right to Cure

SECTION 12.	The Administrative Agent
12.1.	Appointment
12.2.	Delegation of Duties
12.3.	Exculpatory Provisions
12.4.	Reliance by Administrative Agent
12.5.	Notice of Default
12.6.	Non-Reliance on Administrative Agent and Other Lenders
12.7.	Indemnification
12.8.	Administrative Agent in its Individual Capacity
12.9.	Successor Agent
12.10.	Withholding Tax

SECTION 13.	Miscellaneous
13.1.	Amendments and Waivers
13.2.	Notices
13.3.	No Waiver; Cumulative Remedies
13.4.	Survival of Representations and Warranties
13.5.	Payment of Expenses and Taxes
13.6.	Successors and Assigns; Participations and Assignments
13.7.	Replacements of Lenders under Certain Circumstances/Non-Consenting Lenders
13.8.	Adjustments; Set-off
13.9.	Counterparts
13.10.	Severability
13.11.	Integration
13.12.	GOVERNING LAW
13.13.	Submission to Jurisdiction; Waivers
13.14.	Acknowledgments
13.15.	WAIVERS OF JURY TRIAL
13.16.	Confidentiality
13.17.	USA PATRIOT Act
13.18.	Electronic Communications

SCHEDULES

Schedule 1.1(a)	Existing Letters of Credit
Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Commitments and Addresses of Lenders
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 9.17	Post-Closing Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Mortgage
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Letter of Credit Request
Exhibit G-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit G-2	Form of Legal Opinion of Local Counsel
Exhibit H	Form of Closing Certificate
Exhibit I	Form of Assignment and Acceptance
Exhibit J-1	Form of Term Loan Promissory Note
Exhibit J-2	Form of Revolving Credit and Swingline Loan Promissory Note
Exhibit K	Form of Joinder Agreement

CREDIT AGREEMENT dated as of November 22, 2005, among ACCELLENT MERGER SUB INC., a Maryland corporation (“Merger Sub”), a wholly owned subsidiary of ACCELLENT ACQUISITION CORP., a Delaware corporation (“Holdings”) which shall merge (the “Merger”) with and into ACCELLENT INC., a Maryland corporation (“Target” and immediately upon consummation of the Merger with Target as the surviving entity and its assumption of the obligations of Merger Sub hereunder by operation of law, the “Borrower”), Holdings, the Borrower, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner, CREDIT SUISSE, as Joint Lead Arranger and Joint Bookrunner and Syndication Agent, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and LEHMAN COMMERCIAL PAPER INC., as Documentation Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).

WHEREAS, in connection with the Merger, an investment entity controlled by KKR (as defined below) will directly or indirectly contribute to Holdings in cash an amount that, together with the equity of the other Permitted Holders (as defined below), is not less than 30% of the aggregate pro forma capitalization of the Borrower after giving effect to the consummation of the Transactions and Holdings shall contribute all of such cash proceeds in cash to the Borrower (the “Equity Proceeds”);

WHEREAS, in connection with the Merger, (a) Accellent Corp. intends to consummate a tender offer and consent solicitation (the “Tender Offer”) for an aggregate amount of Accellent Corp.’s 10% senior subordinated notes due 2012 (the “Existing Notes”) necessary to modify the Existing Indenture (as defined below) governing the Existing Notes to eliminate customary restrictive covenants thereunder (a “Successful Tender Offer”) and (b) the Borrower intends to terminate all commitments and repay all outstanding obligations under its Existing Credit Agreement (as defined below) (together with the Tender Offer, the “Refinancing”);

WHEREAS, in connection with the Merger, the Borrower (a) will issue not less than $300,000,000 in aggregate principal amount of its senior subordinated notes (the “Subordinated Notes”) in a public offering or in a Rule 144A or other private placement; and (b) has requested the Lenders to extend credit in the form of (a) Term Loans (as defined below), in an aggregate principal amount of $400,000,000, and (b) Revolving Credit Loans (as defined below) made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000 less the sum of (i) the aggregate Letter of Credit Outstanding (as defined below) at such time and (ii) the aggregate principal amount of all Swingline Loans (as defined below) outstanding at such time.  The Borrower has requested (a) the Letter of Credit Issuer (as defined below) to issue Letters of Credit (as defined below) at any time and from time to time prior to the L/C Maturity Date (as defined below), in an aggregate face amount at any time outstanding not in excess of $25,000,000 and (b) to deem the letters of credit issued pursuant to the Existing Credit Agreement (the “Existing Letters of Credit”) and identified on Schedule 1.1(a) hereto to be Letters of Credit for all purposes under this Agreement.  The Borrower has requested the Swingline Lender (as defined below) to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date (as defined below), in an aggregate principal amount at any time outstanding not in excess of $10,000,000;

WHEREAS, the proceeds of the Term Loans will be used by the Borrower, together with (a) the net proceeds of the issuance of the Subordinated Notes and (b) the net proceeds of the Equity Proceeds, on the Closing Date solely to effect the Acquisition, the Merger, the Refinancing and to pay Transaction Expenses.  Proceeds of Revolving Credit Loans and Swingline Loans will be used by the Borrower after the Closing Date for general corporate purposes (including Permitted Acquisitions).  Letters of Credit will be used by the Borrower and its Subsidiaries for general corporate purposes.

The parties hereto hereby agree as follows:

SECTION 1.                                Definitions

1.1.                              Defined Terms.  (a)  As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at 270 Park Avenue, 5th Floor, New York, NY 10017, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Joint Lead Arrangers and the Administrative Agent.

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(i).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable Rate” shall mean a percentage per annum equal to:

(i)(a)                       with respect to Term Loans that are ABR Loans, 1.00% and (b) with respect to Term Loans that are Eurodollar Loans, 2.00%; provided that after the Initial Financial Statement Delivery Date, if the Consolidated Net Debt to Consolidated EBITDA Ratio is less than 4.50 to 1.00 as set forth in the Section 9.1 Financials and related officer’s certificate last delivered by the Borrower to the Lenders (as described in the last paragraph of this definition) setting forth the Consolidated Net Debt to Consolidated EBITDA Ratio, the Applicable Rate (a) with respect to Term Loans that are ABR Loans shall be 0.75% and (b) with respect to Term Loans that are Eurodollar Loans shall be 1.75%;

(ii)(a)                    with respect to Revolving Credit Loans and Swingline Loans that are ABR Loans, 1.25% and (b) with respect to Revolving Credit Loans that are Eurodollar Loans, 2.25%; provided that after the Initial Financial Statement Delivery Date, the Applicable Rate for Revolving Credit Loans and Swingline Loans shall be as set forth in the table below based upon the Consolidated Net Debt to Consolidated EBITDA Ratio as set forth in the Section 9.1 Financials and related officer’s certificate last delivered by the Borrower to the Lenders (as described in the last paragraph of this definition) setting forth the Consolidated Net Debt to Consolidated EBITDA Ratio;

(iii)                               with respect to the Available Commitment on any day, a commitment fee (the “Commitment Fee”) rate per annum equal to 0.50%; provided that after the Initial Financial Statement Delivery Date, the Commitment Fee shall be as set forth in the table below based upon the Consolidated Net Debt to Consolidated EBITDA Ratio as set forth in the Section 9.1 Financials and related officer’s certificate last delivered by the Borrower to the Lenders (as described in the last paragraph of this definition) setting forth the Consolidated Net Debt to Consolidated EBITDA Ratio; provided further that, so long as an Event of Default has occurred and is continuing, the Commitment Fee shall be a rate per annum equal to 0.50%;

Consolidated Net Debt to Consolidated EBITDA Ratio	Applicable Rate for Revolving Credit Loans that are ABR Loans and Swingline Loans	Applicable Rate for Revolving Credit Loans that are Eurodollar Loans	Applicable Commitment Fee Rate

Greater than 6.00 to 1.00	1.25%	2.25%	0.50%

Less than or equal to 6.0 to 1.00 but greater than 4.5 to 1.00	1.00%	2.00%	0.50%

Less than or equal to 4.5 to 1.00 but greater than 3.5 to 1.00	0.75%	1.75%	0.50%

Less than or equal to 3.5 to 1.00	0.50%	1.50%	0.375%

Changes in Applicable Rate resulting from changes in the Consolidated Net Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which Section 9.1 Financials and a related officer’s certificate are delivered to the Lenders under Section 9.1, and shall remain in effect until any subsequent change takes effect pursuant to this definition, provided that (i) if the Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Applicable Rate is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the Borrower during such Interim Period and (ii) each determination of the Consolidated Net Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

“Approved Fund” shall have the meaning provided in Section 13.6.

“Asset Sale Prepayment Event” shall mean any conveyance, lease, sublease, assignment, sale, transfer or other disposition (including by way of merger or consolidation) of any business units, assets or other properties of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary (including any sale or issuance of any capital stock of any Subsidiary) and any Permitted Sale Leaseback).  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b) and (e).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit I.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Auto-Renewal Letter of Credit” shall have the meaning provided in Section 3.1.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication, (i)(A) for purposes of Section 10.5 (m), 75,000,000 in the aggregate (it being understood that such amount shall not be decreased by amounts in clause (b)(ii) or (b)(iii) of this definition) and (B) for purposes of Section 10.6(d) and the first proviso of Section 10.7(a), $35,000,000 in the aggregate (it being understood that such amount shall not be decreased by amounts in clause (b)(i) of this definition); plus (ii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (or will be) applied to the prepayment of Loans in accordance with Section 5.2(a)(ii), provided, for purposes of Section 10.6(d) and the first proviso to Sections 10.7(a) only, that the amount in this clause (ii) shall only be available if the Consolidated Net Debt to Consolidated EBITDA Ratio of the Test Period last ended and after giving effect to the dividend, prepayment, repurchase, redemption or defeasance, as applicable, to be completed on the Reference Date is less than 5.25 to 1.00, plus (iii) the amount of any capital contributions (other than (x) the Equity Proceeds and (y) contributions made pursuant to Section 11.14) made in cash to the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with the proceeds from any issuance of equity securities by Holdings, minus (b) the sum, without duplication, at such time of (i) the aggregate amount of any investments (including loans) made by the Borrower or any Restricted

Subsidiary pursuant to Section 10.5 (m) after the Closing Date and on or prior to the Reference Date, plus (ii) the aggregate amount of dividends made by the Borrower or any Restricted Subsidiary after the Closing Date and on or prior to the Reference Date pursuant to Section 10.6(d), plus (iii) the aggregate price paid by the Borrower in connection with any prepayment, repurchase or redemption of the Subordinated Notes pursuant to Section 10.7(a), after the Closing Date and on or prior to the Reference Date.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letter of Credit Outstanding at such time.

“Bain” shall mean Bain Capital Partners, LLC.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans) and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) or 2.10(c)  shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within one year after the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” shall mean and be deemed to have occurred if

(a)                                   (i) the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of Holdings or Parent common stock, in each case whether by Holdings, Parent or by the Permitted Holders) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of Holdings that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by the Permitted Holders, unless, in the case of either clause (i) or (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings; provided, however, for purposes of this definition, the Permitted Investors shall be deemed to own no more than the aggregate amount of Voting Stock of Holdings that such Permitted Investors owned, directly or indirectly as of the Closing Date; and/or

(b)                                 at any time Continuing Directors shall not constitute a majority of the Board of Directors of Holdings; and/or

(c)                                   any Person other than Holdings acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than any management or employee equity interests) of any nature in the Borrower; and/or

(d)                                 a “Change of Control” (or any comparable term) in the Subordinated Note Indenture shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, New Term Loans of each Series or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Pledge Agreement, the Security Agreement or any Mortgaged Property or Trust Property under a Mortgage, as applicable.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, Revolving Credit Commitment or New Term Loan Commitment.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated November 2005, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of the Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings and to the extent already deducted in arriving at Consolidated Earnings: (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges), (f) non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) losses on asset sales, (h) restructuring charges or reserves (including costs related to closure of facilities), (i) in the case of any period that includes the fiscal quarter ending December 31, 2005, Transaction Expenses, to the extent deducted in determining Consolidated Earnings, (j) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction, (k) any fees and expenses related to Permitted Acquisitions, (l) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Earnings, and (m) the amount of management, monitoring, consulting and advisory fees and related expenses paid to KKR and Bain, less the sum of the amounts for such period of (o) extraordinary gains and unusual or non-recurring gains, (p) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) and (q) gains on asset sales, all as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that (i) except as provided in clause (iii) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by Holdings, the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, (ii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iii) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such

Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Net Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).  Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $28,300,000 and $27,100,000, respectively, for the fiscal quarters ended June 30, 2005 and September 30, 2005.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Debt” shall mean, as of any date of determination, (a) the sum of (i) all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date up to a maximum amount of such cash not to exceed an amount equal to 50% of Consolidated EBITDA for the latest Test Period then ended, as set forth in the most recent Section 9.1 Financials and related officer’s certificate delivered to the Lenders by the Borrower, to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Net Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Sales” shall mean, for any fiscal year, “net sales” of the Borrower and the Restricted Subsidiaries as set forth in the Section 9.1 Financials with respect to such fiscal year.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or one of its Affiliates or Persons nominated by KKR or one of its Affiliates or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance or renewal of a Letter of Credit (including an Auto-Renewal Letter of Credit).

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1(A), other than Section 10.1(A)(o).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with any sale, transfer or other disposition of property that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date.

“Dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Lender” shall mean, at any time, a Person who, on any date on which interest is payable under this Agreement, is a Person which is beneficially entitled to the interest payable to it under this Agreement.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Proceeds” shall have the meaning provided in the recitals hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings and the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate.  In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Term Loan or Eurodollar Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period (other than as a result of (A) acquisitions completed during such period and (B) adjustments resulting from the application of purchase accounting) and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitments except to the extent financed with the proceeds of other Indebtedness of Holdings or its Restricted Subsidiaries, (iv) the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) except to the extent financed with the proceeds of other Indebtedness of Holdings or its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period (other than as a result of (A) acquisitions completed during such period and (B) adjustments resulting from the application of purchase accounting), (vii) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of cash Investments made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (b), (d) or (e) of the proviso to Section 10.6 to the extent such dividends were paid with the proceeds of any amount referred to in paragraph (a) of this definition, (x) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items and (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of June 30, 2004, as amended, among Accellent Corp. (f/k/a Medical Device Manufacturing Inc.), Accellent Inc. (f/k/a UTI Corporation), certain subsidiaries of Accellent Inc., the lenders from time to time party thereto and Credit Suisse First Boston, acting through its Cayman Islands Branch as administrative agent.

“Existing Indenture” shall mean the Indenture, dated as of June 30, 2004, among Accellent Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Letters of Credit” shall have the meaning provided in the preamble to this Agreement.

“Existing Notes” shall have the meaning provided in the recitals hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Outstandings shall have been reduced to zero.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a) $75,000,000 minus (b) any Indebtedness incurred by any Foreign Subsidiary, provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors, other than the immaterial Subsidiaries listed on Schedule 1.1(d).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of Target and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, in each case without qualification by the Borrower’s auditors and (b) the unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Target and its Subsidiaries for each subsequent fiscal quarter ended 45 days prior to the Closing Date, including, but not limited to, September 30, 2005.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” as defined in Section 2.14.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter commencing after the Closing Date.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall have the meaning provided in Section 10.5.

“Joinder Agreement” means an agreement substantially in the form of Exhibit K.

“JPMCB” shall mean JPMorgan Chase Bank, N.A., a New York banking corporation, and any successor thereto by merger, consolidation or otherwise.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $25,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) JPMCB, any of its Affiliates or any successor pursuant to Section 3.6, (b) Credit Suisse, Cayman Islands Branch in the case of Existing Letters of Credit, or (c) any other Lender having Revolving Credit Exposures agreed to by the Borrower, the Administrative Agent and the other Letter of Credit Issuers, as applicable.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Lien” shall mean any mortgage, deed of trust, claim, charge, pledge, security interest, hypothecation, assignment, lien (statutory or other) or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan or New Term Loan made by any Lender hereunder.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of Holdings, the Borrower or any Subsidiaries at such time.

“Management Investors” means the management officers and employees of Holdings and its Subsidiaries who are investors in Holdings on the Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a change in the business, assets, operations, properties or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Merger” shall have the meaning provided in the recitals hereto.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of October 7, 2005, by and among Accellent Inc. and Holdings.

“Merger Sub” shall have the meaning provided in the recitals hereto.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans or Revolving Credit Loans, $2,000,000 and (b) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean an agreement, including but not limited to, a mortgage, deed of trust or other security document creating and evidencing a Lien on the Mortgaged Property entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit B or other form reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event or the issuance after the Closing Date by the Borrower of any capital stock, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i)                                     in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by any of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)                                  in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by any of Holdings, the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii)                               in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)                              in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)) or Casualty Event, the amount of any proceeds of such Asset Sale Prepayment Event or Casualty Event that the Borrower has reinvested (or intends to reinvest within the time period set forth in the following proviso) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.14); provided, Borrower shall reinvest such Net Cash Proceeds in assets useful for its business within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within the longer of (A) 15 months following the receipt of such Net Cash Proceeds and (B) one hundred and eighty (180) days of the date of such legally binding commitment; provided further that if any Net Cash

Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this clause (iv), and

(v)                                 in the case of any Prepayment Event or the issuance by the Borrower of any capital stock, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to Holdings, the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Term Loan Commitments” as defined in Section 2.14.

“New Term Loan Lender” as defined in Section 2.14.

“New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.14.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Nonrenewal Notice Date” shall have the meaning provided in Section 3.1.

“Non-U.S. Lender” shall mean any Lender that is a not a “United States person” as defined in Section 770l(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Notice of Intent to Cure” shall have the meaning provided in Section 9.1(d).

“Obligations” shall have the meaning assigned to such term in the Security Documents.

“Parent” shall mean Accellent Holdings Corp., a Delaware corporation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit C or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii) in the case of a Restricted Domestic Subsidiary, a Subsidiary Guarantor to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any capital stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(A)(j) and 10.1(A)(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean Permitted Additional Subordinated Notes and Permitted Senior Notes.

“Permitted Additional Subordinated Notes” shall mean subordinated notes, (i) the terms of which (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Subordinated Notes occurs (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) provide for subordination to the Obligations under the Credit Documents on substantially the same terms as set forth in the Subordinated Notes, (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than in the Subordinated Notes and (iii) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Subordinated Notes.

“Permitted Additional Subordinated Notes Indenture” shall mean any indenture pursuant to which any Permitted Additional Subordinated Notes are issued.

“Permitted Capital Expenditure Amount” shall have the meaning given to such term in Section 10.11.

“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Equity Interests of Holdings to the extent permitted hereunder.

“Permitted Holders” means KKR and its Affiliates, Bain and its Affiliates and the Permitted Investors.

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Investors” shall mean the Management Investors and certain other investors in Parent as of the Closing Date that are reasonably satisfactory to the Joint Lead Arrangers.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.12; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings or the Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole; and (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of Holdings, the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $5,000,000, the Board of Directors of the Borrower (which such determination may take into account any retained interest or other investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Senior Notes” shall mean unsecured senior notes, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the Term Loan Maturity Date occurs (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than in the Subordinated Notes (it being understood that customary differences from the Subordinated Notes to reflect that such notes are senior notes shall be permitted) and (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Subordinated Notes.

“Permitted Senior Notes Indenture” shall mean any indenture pursuant to which any Permitted Senior Notes are issued.

“Permitted Subordinated Debt” shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $300,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) Holdings, the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by any of Holdings, the Borrower, the other pledgors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Casualty Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any test period that includes any of the six fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Holdings (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Term Loan Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control if such redemption is subject to the prior repayment of the Obligations under the Credit Documents), in whole or in part, in each case on or prior to the first anniversary of the Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents and (2) any Indebtedness of Holdings that is not guaranteed by the Borrower or any Subsidiary and which has payment terms at least as favorable to the Borrower and Lenders as described in clause (1)(a) above and is subordinated on customary terms and conditions (including remedy standstills at all times prior to the Term Loan Maturity Date) and has other terms, other than with respect to interest rates, at least as favorable to the Borrower and Lenders as the Subordinated Notes.

“Real Estate” shall have the meaning given to that term in Section 9.1(f).

“Recapitalization” shall mean the consummation of the Merger and the Refinancing.

“Reference Lender” shall mean JPMCB.

“Refinancing” shall have the meaning provided in the recitals hereto.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Repayment Date” shall have the meaning provided in Section 2.5(b).

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (other than those events as to which the thirty-day notice period is waived).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Term Loan Commitment at such date, (iii) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) at such date and (iv) the outstanding principal amount of the New Term Loans, if any (excluding the New Term Loans held by Defaulting Lenders), or (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment that relates to Revolving Credit Loans at such date or (b) if the Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Term Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Term Loan Commitments and New Term Loan Commitments, if any, at such date and (b) the outstanding principal amount of the Term Loans and New Term Loans, if any (excluding the Term Loans and New Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the Revolving Credit Commitment as of the Closing Date is $75,000,000.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Scheduled Capital Expenditure Amount” shall have the meaning assigned to such term in Section 10.11.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Series” as defined in Section 2.14.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” means, with respect to the Borrower, that as of the Closing Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Obligations” shall mean Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when combined with any other Subsidiary that is the subject of an Event of Default under Section 11.5, would constitute a Specified Subsidiary under clause (a) or (b) above.

“Sponsor Management Agreement” means the Management Agreement between certain of the management companies associated with KKR and Bain and the Borrower.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding

(currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Guarantor, as applicable, under this Agreement.

“Subordinated Note Indenture” shall mean the Indenture dated as of the Closing Date, among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(c).

“Subordinated Notes” shall mean (a) the Subordinated Notes defined in the recitals hereto and (b) any replacement or refinancing thereof having terms no more adverse to the interests of the Lenders than the terms thereof, provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11.

“Successful Tender Offer” shall have the meaning provided in the recitals hereto.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company,

(iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements reasonably requested by the Administrative Agent.

“Swingline Commitment” shall mean $10,000,000.

“Swingline Lender” shall mean JPMCB in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean JPMCB, together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Target” shall have the meaning provided in the recitals hereto.

“Target Material Adverse Effect” shall mean any state of facts, change, event effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is materially adverse to the business, properties, assets, liabilities, financial condition, or results of operations of Target and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Target Material Adverse Effect:  (a) a downturn in general economic, business, regulatory or political conditions or other changes therein, (b) effects or changes that are generally applicable to the industries and markets in which Target and its Subsidiaries operate, (c) changes in the United States or world financial markets, (d) changes in applicable law or in GAAP, (e) any ratings decline or price decline in Accellent Corp.’s publicly traded debt, (f) effects arising from war or terrorism or (g) effects directly or primarily arising out of the execution and delivery of the Merger Agreement, the transactions contemplated thereby or the public announcement thereof, unless, in each case of the foregoing clauses (a), (b), (c) and (f) such change, event, effect or occurrence has had a materially disproportionate effect on Target and its Subsidiaries taken as a whole as compared to other Persons in the industry in which Target and its Subsidiaries operate.

“Tender Offer” shall have the meaning provided in the recitals hereto.

“Term Loan” shall have the meaning provided in Section 2.1(a).

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $400,000,000.

“Term Loan Maturity Date” shall mean the date that is seven years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower or such other Person as may be expressly stated.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment and the Total Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Total Term Loan Commitment at such date and (c) the outstanding principal amount of all Term Loans at such date.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments and New Term Loan Commitments, if applicable, of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the consummation of the Acquisition and the Merger, (b) the Refinancing, (c) the initial funding of the Loans hereunder and the effectiveness of the Credit Documents, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the Transaction Expenses.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan, and (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) that is subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that, in the case of (b), no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, provided further, that, in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of designation or such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to designation or such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, (y) no Default or Event of Default would result from such designation or re-designation and (z) immediately after giving effect to such designation or re-designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 10.9 and 10.10 and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation.  On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 2.                                Amount and Terms of Credit

2.1.                              Commitments.

(a)                                  Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each a “Term Loan”) to the Borrower in Dollars, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender; and

Such Term Loans (i) shall be made on the Closing Date, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Term Loan Commitment, of such Lender and (v) shall not exceed in the aggregate the total of all Term Loan Commitments.  On the Term Loan Maturity Date, all Term Loans shall be repaid in full.

(b)                                 (i)  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars

(each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans” to the Borrower which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving Credit Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.

(ii)                                  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply.  On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c)                                  Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full.  The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(d)                                 On any Business Day, the Swingline Lender may, in its sole discretion, direct the Borrower to give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender with a Revolving Credit Commitment hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total

Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, or if the Borrower fails to give notice as required by this clause (d) (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with a Revolving Credit Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

2.2.                              Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 and Swingline Loans shall be in a multiple of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 13 Borrowings of Eurodollar Loans.

2.3.                              Notice of Borrowing.

(a)                                  The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Whenever the Borrower desires to incur Revolving Credit Loans in Dollars hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (NY Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i)  the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (ii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)                                  Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d)                                 Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)                                  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f)                                    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4.                              Disbursement of Funds.

(a)                                  No later than 2:00 p.m. (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in Dollars, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to the Borrower’s account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the Federal

Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.                              Repayment of Loans; Evidence of Debt.

(a)                                  The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, (i) on the Term Loan Maturity Date, the then unpaid Term Loans, in Dollars.  The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then unpaid Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then unpaid Swingline Loans.

(b)                                 The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Term Loans, on each date set forth below (each a “Repayment Date”), the principal amount of the Term Loans equal to (x) the outstanding principal amount of Term Loans immediately after closing on the Closing Date multiplied by (y) the percentage set forth below opposite such Repayment Date (each a “Repayment Amount”):

Period	Term Loan Repayment Amount

March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
Term Loan Maturity Date	93.25%

; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each Repayment Date occurring on or after the applicable Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Term Loans of the applicable Series of New Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on such Repayment Date and (z) the total aggregate principal amount of all other Term Loans outstanding on such Increased Amount Date.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)                                 The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, whether such Loan is a Term Loan, a Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e)                                  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6.                              Conversions and Continuations.

(a)                                  The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Revolving Credit Loans made to the Borrower of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Eurodollar Loans may not be continued or converted as Eurodollar Loans for an additional Interest Period and ABR Loans may not be converted into Eurodollar Loans, in each case if a Default or Event of Default is in existence on the date of the proposed continuation or conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iii) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the by giving the Administrative

Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Term Loans or Revolving Credit Loans to be converted or continued into and, if such Term Loans or Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Revolving Credit Loans.

(b)                                 If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

2.7.                              Pro Rata Borrowings.  Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments.  Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments.  Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.                              Interest.

(a)                                  The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Rate plus the ABR in effect from time to time.

(b)                                 The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Rate in effect from time to time plus the relevant Eurodollar Rate.

(c)                                  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)                                 Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each

Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.                              Interest Periods.

(a)                                  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or (if available to all relevant Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Joint Lead Arrangers.  Notwithstanding anything to the contrary contained above:

(i)                                     the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period relating to a Borrowing of Eurodollar Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)                               if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv)                              the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10.                        Increased Costs, Illegality, etc.

(a)                                  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans and Eurodollar Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Term Loans or Eurodollar Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Revolving Credit Loan and Eurodollar Term Loan into an ABR Loan provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11.                        Compensation.  If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.                        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

2.14.                        Incremental Facilities.  Borrower may by written notice to Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $100,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $100,000,000 and all such and New Term Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person to whom Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that Borrower shall first approach the Lenders to provide all of the New Term Loan Commitments prior to approaching any other Person pursuant to Section 13.6(b); provided further that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment.  Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 7 shall be satisfied; (3) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Term Loan Commitments and such other adjustment events in connection with any concurrent Permitted Acquisition or disposition; (4) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower and Administrative Agent, and each of which shall be, to the extent such form varies from Exhibit K, in form and substance reasonably satisfactory to the Administrative Agent and recorded in the Register and shall be subject to the requirements set forth in Section 5.4(c); (5) Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments; and (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.  Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a

New Term Loan (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series.

The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans.  In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Terms Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Term Loans, (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement.  Each Joinder Agreement may, without the consent of any other Lenders, effect such technical amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

SECTION 3.                                Letters of Credit

3.1.                              Letters of Credit.

(a)                                  Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, the Borrower, may request that the Letter of Credit Issuer issue for the account of the Borrower a standby letter of credit or letters of credit in Dollars (a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b)                                 Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lender’s Revolving Credit Exposures at such time to exceed the Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof; provided that any Letter of Credit may provide for the automatic renewal thereof pursuant to clause (e) below; (iv) each Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.  Notwithstanding anything herein to the contrary, the issuance of Letters of Credit for the account of the Borrower shall be deemed a utilization of the Revolving Credit Commitments allocated to the Borrower.

(c)                                  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letter of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(d)                                 The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

(e)                                  If the Borrower so requests in any applicable Letter of Credit application, the relevant Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant Letter of Credit Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the relevant Letter of Credit Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Letter of Credit Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided that the relevant Letter of Credit Issuer shall not permit any such renewal if (A) the relevant Letter of Credit Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender with a Revolving Credit Exposure or the Borrower that one or more of the applicable conditions specified in Section 7 is not then satisfied.

3.2.                              Letter of Credit Requests.

(a)                                  Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit F (each a “Letter of Credit Request”).  The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.                              Letter of Credit Participations.

(a)                                  Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)                                 In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)                                  In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the respective Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Administrative Agent so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)                                 Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e)                                  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4.                              Agreement to Repay Letter of Credit Drawings.

(a)                                  The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Rate plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall give a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make US Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative

Agent.  Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b)                                 The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5.                              Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower as applicable, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6.                              Successor Letter of Credit Issuer.  A Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders with Revolving Credit Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (e).  The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents.  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4.                                Fees; Commitments

4.1.                              Fees.

(a)                                  The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Revolving Credit Commitment (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date.  Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee in effect on such day on the Available Commitments in effect on such day.  Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)                                 The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstanding shall have been reduced to zero.

(c)                                  The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(d)                                 The Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the

Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

4.2.                              Voluntary Reduction of Revolving Credit Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

4.3.                              Mandatory Termination of Commitments.

(a)                                  The Total Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Closing Date.

(b)                                 The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(c)                                  The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(d)                                 The New Term Loan Commitments of any Lender shall terminate at 5:00 p.m. (New York time) on the Increased Amount Date for such Lender.

SECTION 5.                                Payments

5.1.                              Voluntary Prepayments.  The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans, 10:00 a.m. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans or Eurodollar Revolving Credit Loans; (c) any prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be (a) applied to Term Loans in such manner as the Borrower may determine and (b) applied to reduce Repayment

Amounts in such order as the Borrower may determine.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

Notwithstanding the foregoing, any prepayment of Term Loans that results in the prepayment of all, but not less than all, of the outstanding Term Loans (other than a refinancing in full of the Obligations hereunder) prior to the one year anniversary of the Closing Date with the proceeds of new term loans under this Agreement that have an applicable margin that is less than the Applicable Rate for Term Loans as of the Closing Date may only be made if each Term Lender is paid a prepayment premium of 1% of the principal amount of such Lender’s Term Loans.  In addition, Section 13.7(b) may only be utilized with respect to a Non-Consenting Lender in respect of any amendment to this Agreement after the Closing Date and prior to the one year anniversary of the Closing Date that has the effect of reducing the Applicable Rate for Term Loans if such Non-Consenting Lender is paid a fee equal to 1% of the principal amount of such Lenders Term Loans being replaced and repaid.

5.2.                              Mandatory Prepayments.

(a)                                  Term Loan Prepayments.  (i)  On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, at the option of the Borrower, the Net Cash Proceeds from any transaction permitted by Section 10.4(e) (including pursuant to any securitization) may be applied to repay Revolving Credit Loans, which repayment shall automatically result in the reduction of the Revolving Credit Commitment of each Lender by an amount equal to the amount of the Revolving Credit Loans prepaid to such Lender.

(ii)                                  Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2006),  the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to 50% of Excess Cash Flow for such fiscal year (provided such percentage shall be reduced to 25% and 0% if the Consolidated Net Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 4.50 to 1.00 and 3.50 to 1.00 respectively), minus the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(b)                                 Repayment of Revolving Credit Loans.  If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds 100% of the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)                                  Application to Repayment Amounts.  Each prepayment of Term Loans required by Section 5.2(a) shall be applied to reduce scheduled Repayment Amounts in such order as the Borrower may determine up to an amount equal to the aggregate amount of the applicable scheduled Repayment Amounts required to be made by the Borrower pursuant to Section 2.5(b) during the two year period immediately following the date of the prepayment (such amount being, the “Amortization Amount”), provided that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts.

(d)                                 Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Term Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; and (ii) Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans such Borrowing shall immediately be converted into ABR Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                                  Application to Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans elected by the Borrower pursuant to Section 5.2(a) or required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid, provided that (w) Eurodollar Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the Borrower of Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans, as the case may be, such Borrowing shall immediately be converted into ABR Loans; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)                                    Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)                                 Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from such Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds $15,000,000 in the aggregate for all such Prepayment Events.

(h)                                 Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.                              Method and Place of Payment.

(a)                                  Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars, in immediately available funds, at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated or (iii) in the case of any indemnification or expense reimbursement payment, in Dollars, except as otherwise expressly provided herein.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)                                 Any payments by Borrower under this Agreement that are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.                              Net Payments.

(a)                                  Subject to the following sentence, all payments made by or on behalf of the Credit Parties under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and (ii) in the case of any Non-U.S. Lender, any U.S. federal withholding tax that (A) is imposed on amounts payable to such Non-U.S. Lender under a law that is in effect at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (in the case of a change in lending office) or its assignor (in the case of an assignment) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to this Section 5.4(a), or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(d); provided that clause (ii)(A) shall not apply to any assignee or new lending office pursuant to a request by the Borrower.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Credit Parties shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  Whenever any Non-Excluded Taxes are payable by the Credit Parties as promptly as possible thereafter the Credit Parties shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Credit Parties showing payment thereof.  The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 [Reserved].

(c)                                  Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of Borrower or any Guarantor hereunder or under any other Credit Document (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                                 Each Non-U.S. Lender shall:

(i)                                     deliver to the Borrower and the Administrative Agent on or before the date it becomes a Lender two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)                               obtain such extensions of time for filing and complete such U.S. federal withholding tax forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders such form unapplicable or would prevent such Lender from duly completing and delivering any such form and such Lender so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e)                                  If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as the case may be, shall cooperate with the Borrower in challenging such taxes at Borrower’s expense if so reasonably requested by Borrower.  If any Lender or the Administrative Agent, as the case may be, receives a refund of a tax for which a payment has been made by the Credit Parties pursuant to this Section 5.4, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Credit Parties then the Lender or the Administrative Agent, as the case may be, shall reimburse the Credit Parties for such amount (together with any interest received thereon) as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account all reasonable out-of-pocket expenses) than it would have been in if the payment had not been imposed in the first instance.  The Lender shall not be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

5.5.                              Computations of Interest and Fees.

(a)                                  Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Fees and Letter of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.                              Limit on Rate of Interest.

(a)                                  No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i)                                     firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)                                  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.  Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6.                                Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent pursuant to that certain post-closing letter dated as of the date hereof:

6.1.                              Credit Documents.  The Administrative Agent shall have received:

(a)                                  this Agreement, executed and delivered by a duly authorized officer of each of the Holdings, the Borrower and each Lender;

(b)                                 the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c)                                  the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(d)                                 the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(e)                                  a Mortgage in respect of each Mortgaged Property to be Mortgaged on the Closing Date, executed and delivered by a duly authorized officer of each mortgagor party thereto; and

(f)                                    the Perfection Certificate, executed and delivered by a duly authorized officer of each Credit Party party thereto.

6.2.                              Collateral.

(a)                                  All outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary owned by or on behalf of any Credit Party (other than a Restricted Foreign Subsidiary) shall have been pledged pursuant to the Pledge Agreement (except that the Borrower and its Restricted Subsidiaries shall not be required to pledge more than 65% of the outstanding voting equity interests of any Restricted Foreign Subsidiary) and the Administrative Agent shall have received, to the extent certificated, all certificates representing securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)                                 All Indebtedness for borrowed money in excess of $5.0 million of Holdings, the Borrower and each Subsidiary that is owing to any Credit Party to the Pledge Agreement shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Administrative Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c)                                  All documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement or the Pledge Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement or the Pledge Agreement shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

(d)                                 The Administrative Agent shall have received, in respect of each Mortgaged Property owned by the Borrower or a Subsidiary Guarantor, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request.

6.3.                              Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit G-1, and (b) local counsel to the Borrower in certain jurisdictions as may be agreed upon by the Borrower and the Administrative Agent, substantially in the form of Exhibit G-2.  The

Borrower the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4.                              No Default.  After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

6.5.                              Subordinated Notes.  The Borrower shall have received gross proceeds of not less than $300,000,000 from the issuance of Subordinated Notes under the Subordinated Note Indenture in a public offering or in a Rule 144A or other private placement.  To the extent material to the interests of the Lenders, the terms and conditions of the Subordinated Notes (including, but not limited to, subordination, maturity, covenants, events of default, remedies, redemption and prepayment events) shall be reasonably satisfactory to the Joint Lead Arrangers.

6.6.                              Equity Proceeds.  Prior to or simultaneously with the initial Credit Extension, (a) the Equity Proceeds shall have been funded in full in cash, and (b) the Borrower shall have received cash proceeds from the Equity Proceeds in an amount equal to not less than 30% of the pro forma capitalization of the Borrower after giving effect to the consummation of the Transactions.

6.7.                              Closing Certificates.  The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.8 and 6.9.

6.8.                              Corporate Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.9.                              Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.10.                        Fees.  The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.11.                        Target Material Adverse Effect.  On the Closing Date, since December 31, 2004, no Target Material Adverse Effect has occurred.

6.12.                        Acquisition and Merger/Related Agreements.  Simultaneously with the initial Credit Event on the Closing Date, the Acquisition and Merger shall have been consummated as contemplated in the Merger Agreement and the Administrative Agent shall have received a fully executed or conformed copy of the Merger Agreement which shall be in full force and effect which shall not have been amended, modified or waived in a manner materially adverse to the Lenders.

6.13.                        Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Borrower taken as a whole with its Subsidiaries are Solvent.

6.14.                        [Reserved].

6.15.                        Financial Statements.  Lenders shall have received from the Borrower (a) the Historical Financial Statements, which financial statements shall not reflect any Target Material Adverse Effect from what was reflected in the financial statements previously provided to the Administrative Agent, (b) pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of and for the last twelve-month period ended at least 45 days prior to the Closing Date, prepared to give effect to the Transactions as if they had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not reflect any Target Material Adverse Effect from what was reflected in the projections previously provided to the Administrative Agent and (c) an officer’s certificate with respect to the financial statements and pro forma information in form and substance reasonably satisfactory to the Administrative Agent.

6.16.                        Tender Offer/Refinancing.  Concurrently with the initial Credit Event, the Administrative Agent shall have received (a) reasonably satisfactory evidence that a Successful Tender Offer has been consummated and that the consent to remove customary restrictive covenants from the Existing Indenture governing the Existing Notes shall have been successfully effected and  (b) satisfactory evidence that all loans and commitments to lend under the Existing Credit Agreement shall have been terminated and all liens in respect of amounts due thereunder shall have been released or arrangements for such release satisfactory to the Administrative Agent shall have been made.

SECTION 7.                                Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, the Closing Date, but excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.                              No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents (other than, in the case of the initial Credit Event on the Closing Date only, Sections 8.3, 8.4, 8.6, 8.7(b), 8.8., 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 of this Agreement) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.                              Notice of Borrowing; Letter of Credit Request.

(a)                                  Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)                                 Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8.                                Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, Holdings and the Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1.                              Corporate Status.  Holdings and the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.                              Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.                              No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Subordinated Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Holdings, the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of Holdings, the Borrower or any of the Restricted Subsidiaries.

8.4.                              Litigation.  There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened with respect to Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.                              Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.                              Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.                              Investment Company Act/Public Utility Holding Company Act.  Neither Holdings nor the Borrower is (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

8.8.                              True and Complete Disclosure.

(a)                                  None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of Holdings, the Borrower any of the Subsidiaries or any of their respective authorized representatives in writing to the Joint Lead Arrangers, Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)                                 The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.                              Financial Condition; Financial Statements.  The (a) unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  There has been no Material Adverse Change since December 31, 2004.

8.10.                        Tax Returns and Payments.  Each of Holdings, the Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith and for which adequate reserves have been established in accordance with GAAP.  Each of Holdings, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

8.11.                        Compliance with ERISA.

(a)                                  Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b)                                 Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither Holdings, the Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such event or deficiency would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12.                        Subsidiaries.  On the Closing Date, Holdings does not have any Subsidiaries other than the Borrower and its Subsidiaries.  Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date.  To the knowledge of the Borrower, after due enquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13.                        Patents, etc.  Holdings, the Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.                        Environmental Laws.

(a)                                  Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which Holdings, the Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of Holdings, the Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of Holdings, the Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b)                                 None of Holdings, the Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.                        Properties.

(a)                                  Each of Holdings, the Borrower and each of the Subsidiaries have good and marketable title to or a valid leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

(b)                                 No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having specified flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16.                        Solvency.  On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 9.                                Affirmative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1.                              Information Covenants.  Holdings or the Borrower will furnish to each Lender and the Administrative Agent:

(a)                                  Annual Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year (including a note which reconciles the differences between the balance sheet, statement of operations and statement of cash flows of Borrower and its Subsidiaries and the balance sheet, statement of operations and statement of cash flows of Borrower and its Restricted

Subsidiaries), certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and the Subsidiaries, as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (including a note which reconciles the differences between the balance sheet, statement of operations and statement of cash flows of Borrower and its Subsidiaries and the balance sheet, statement of operations and statement of cash flows of Borrower and its Restricted Subsidiaries), all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c)                                  Budgets.  Within 60 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Consolidated Net Debt to Consolidated EBITDA Ratio and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefore and, if such certificate demonstrates an Event of Default of any covenant under Section 10.9 or 10.10, any of the Permitted Holders may deliver, together with such certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to

Section 11.14; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Credit Document.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the Borrower (x) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (y) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e)                                  Notice of Default or Litigation.  Promptly after an Authorized Officer of any of Holdings, the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against Holdings or the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)                                    Environmental Matters.  Holdings and the Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     Any pending or threatened Environmental Claim against Holdings or the Borrower or any of the Subsidiaries or any Real Estate;

(ii)                                  Any condition or occurrence on any Real Estate that (x) results in noncompliance by Holdings or the Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or the Borrower or any of the Subsidiaries or any Real Estate;

(iii)                               Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by Holdings or the Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)                                 Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by Holdings, the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Subsidiaries (including any Subordinated Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)                                 Pro Forma Adjustment Certificate.  Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i)                                     Perfection Certificate.  The Borrower shall deliver to the Administrative Agent on the Closing Date a completed Perfection Certificate dated the Closing Date and signed by an Authorized Officer and the chief legal officer of the Borrower, together with all attachments contemplated thereby.

9.2.                              Books, Records and Inspections.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to,  permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets Holdings, the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of Holdings, the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of Holdings, the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3.                              Maintenance of Insurance.  Each of Holdings and the Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4.                              Payment of Taxes.  Each of Holdings and the Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither Holdings, the Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5.                              Consolidated Corporate Franchises.  Each of Holdings and the Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.                              Compliance with Statutes, Obligations, etc.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.                              ERISA.  Promptly after Holdings, the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Holdings or the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8.                              Good Repair.  Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9.                              Transactions with Affiliates.  Each of Holdings and the Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and/or its Affiliates and Bain and/or its Affiliates for management, consulting and financial services rendered to Holdings, the Borrower and the Subsidiaries; (b) customary investment banking fees paid to KKR and/or its Affiliates and Bain and/or its Affiliates for services rendered to Holdings, the Borrower and the Subsidiaries in connection with the divestitures, acquisitions, financings and other transactions; (c) customary fees paid to members of the board of directors of the Borrower and the Subsidiaries and (d) transactions permitted by Section 10.6.

9.10.                        End of Fiscal Years; Fiscal Quarters.  Holdings and the Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Holdings and the Borrower’s past practice; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.                        Additional Guarantors, Grantors and Pledgors.  Except as provided in Section 10.1(A)(j) or (k), each of Holdings and the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), (ii) any Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the date hereof but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary) and (iii) any inactive Subsidiary listed on Schedule 1.1(d) (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement) which acquires any material assets or is otherwise no longer deemed inactive, in each case to execute a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement.

9.12.                        Pledges of Additional Stock and Evidence of Indebtedness.

(a)                                  Except as provided in Section 10.1(A)(j) or (k), the Borrower will deliver, and, if applicable, will cause each Domestic Subsidiary to deliver, to the Administrative Agent, for the benefit of the Secured Parties, (i) all certificates representing the capital stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary) and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any capital stock representing in excess of 65% of the issued and outstanding capital stock in any Foreign Subsidiary) held by the Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the date hereof, in each case together with a letter or schedule identifying such certificates in reasonable detail and otherwise reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the Borrower or any of the Domestic Subsidiaries (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to

Section 10.4(b), in each case together with a letter or schedule identifying such evidences of Indebtedness in reasonable detail and otherwise reasonably satisfactory to the Administrative Agent and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness of any of Holdings, the Borrower and each Subsidiary that is owing to any of the Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case together with a letter or schedule identifying such evidences of Indebtedness in reasonable detail and otherwise reasonably satisfactory to the Administrative Agent.

(b)                                 Holdings will pledge to the Administrative Agent, for the benefit of the Lenders, all capital stock of the Borrower acquired by it after the Closing Date (including any capital stock issued in connection with (i) loans and advances made pursuant to Section 10.5(c)(i) and (ii) dividends paid by the Borrower solely in its capital stock pursuant to Section 10.6).

(c)                                  Holdings and the Borrower agree that all Indebtedness in excess of $5,000,000 of any of Holdings, the Borrower and each Subsidiary that is owing to any Credit Party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13.                        Use of Proceeds.  The Borrower will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in the recitals to this Agreement.

9.14.                        Changes in Business.  Holdings, the Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.15.                        Further Assurances.

(a)                                  Each of Holdings and the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Mortgage, all at the expense of Holdings, the Borrower and the Restricted Subsidiaries.

(b)                                 If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $1,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.  Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative

Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of Exhibit G-2.

9.16.                        Ratings.  Holdings and the Borrower shall use their commercially reasonable efforts to provide that the Indebtedness under this Agreement remains rated by each of S&P and Moody’s at all times and to promptly deliver to the Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.

9.17.                        Post-Closing Matters.  Holdings and the Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule.

SECTION 10.                          Negative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1.                        Limitation on Indebtedness.  (A)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness arising under the Credit Documents;

(b)                                 Indebtedness of (i) the Borrower that is advanced by any Restricted Subsidiary of the Borrower and (ii) subject to compliance with Section 10.5, any Restricted Subsidiary that is advanced by the Borrower or any other Restricted Subsidiary of the Borrower; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations on customary terms;

(c)                                  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d)                                 except as provided in clauses (j) and (k) below but subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary or another Restricted Subsidiary that is not a Guarantor of any Indebtedness of the Borrower and (b) in respect of the Permitted Subordinated Debt and Permitted Additional Subordinated Notes and Permitted Senior Notes, unless such Guarantee is made by a Guarantor and is unsecured and, if such Guarantee is of Permitted Subordinated Debt or Permitted Additional Subordinated Debt, is subordinated to the Obligations to the same extent as the applicable Permitted Subordinated Debt or Permitted Additional Subordinated Notes, as the case may be;

(e)                                  Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f)                                    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.11, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks (provided that Section 5.2 shall be complied with in respect of such Permitted Sale Leaseback) and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) shall not exceed $25,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)                                 Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)                                 Indebtedness in respect of Hedge Agreements;

(i)                                     Indebtedness in respect of Permitted Subordinated Debt;

(j)                                     (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that:

(w)                            such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(x)                                such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary),

(y)                              (A) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount of Indebtedness subject to this Section 10.1(A)(j) at any time outstanding of up to (and including) the difference of (1) the Guarantee and Collateral Exception Amount at such time minus (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and

(z)                                the Borrower shall be in pro forma compliance with the financial covenants in Section 10.9 and 10.10 after giving effect to the incurrence of such Indebtedness and the consummation of the related Permitted Acquisition, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)                                  (i) Indebtedness of the Borrower or any Restricted Subsidiary (including any Permitted Additional Notes) incurred to finance a Permitted Acquisition, provided that:

(x)                                except in the case of Permitted Additional Notes, such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower;

(y)                              (A) the Borrower pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount of Indebtedness subject to this Section 10.1(A)(k) at any time outstanding of up to (and including) the difference of (1) the amount of the Guarantee and Collateral Exception Amount at such time minus (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies; and

(z)                                (A) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Term Loan Maturity Date, (B) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower as the terms of the Subordinated Notes (it being understood that with respect to any senior Indebtedness, customary differences from the Subordinated Indebtedness to reflect that such Indebtedness is senior shall be permitted) and (C) the Borrower shall be in pro forma compliance with the financial covenants in Section 10.9 and 10.10 after giving effect to the incurrence of such Indebtedness and the consummation of the related Permitted Acquisition;

and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (w) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder, and (y) any Permitted Additional Notes may only be refinanced or replaced with Permitted Additional Notes;

(l)                                     Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the dollar equivalent of (i) $20,000,000 (which amount shall include the aggregate outstanding amount at any time of any Indebtedness of Restricted Foreign Subsidiaries existing at the Closing Date) minus (ii) the amount, if any, by which the aggregate amount of Indebtedness incurred and outstanding at such time pursuant to clause (n) below exceeds  $60,000,000;

(m)                               (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that Section 5.2 shall be complied with in respect of such Permitted Sale Leaseback), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n)                                 (i) additional Indebtedness, provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed the sum of (x) $60,000,000 and (y) the amount, if any, by which the aggregate amount of Indebtedness then outstanding under clause (l) above is less than $20,000,000, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, further, at no time shall Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding pursuant to subclause (l) above and this subclause (n) exceed the aggregate amount permitted by subclause (l) above; and

(o)                                 (i) Indebtedness in respect of Permitted Additional Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2 and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above with other Permitted Additional Notes, provided that (x) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder, and (y) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension.

(B)                                Holdings will not create, incur, assume or suffer to exist any Indebtedness except (1) Qualified PIK Securities and (2) its obligations under the Credit Documents.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred equity interests other than, in the case of Holdings, Qualified PIK Securities.

10.2.                        Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                  Liens arising under the Credit Documents;

(b)                                 Permitted Liens;

(c)                                  (i) Liens securing Indebtedness permitted pursuant to Section 10.1(A)(f), provided that such Liens attach at all times only to the assets so financed, and (ii) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(A)(l);

(d)                                 Liens existing on the date hereof and listed on Schedule 10.2;

(e)                                  the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f)                                    Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(A)(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)                                 (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(A)(k) in connection with such Permitted Acquisition and in an aggregate amount at any time outstanding not to exceed the amount provided in the proviso to clause (y) of such Section 10.1(A)(k) and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary incurred pursuant to Section 10.1(A)(k) in connection with such Permitted Acquisition of any such Indebtedness of the Borrower or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the amount provided in the proviso to clause (y) of such Section 10.1(A)(k); and

(h)                                 additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $20,000,000 at any time outstanding.

(B)                                Holdings will not create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except (a) liens of the nature set forth in clauses (a), (c) and (h) of the definition of the term “Permitted Liens” and (b) Liens created under the Pledge Agreement.

10.3.                        Limitation on Fundamental Changes.  (A) Except as expressly permitted by Section 10.4 or 10.5, each of Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)                                  any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b)                                 any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c)                                  any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor, or any other Restricted Subsidiary of the Borrower;

(d)                                 any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor; and

(e)                                  any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

10.4.                        Limitation on Sale of Assets.  Each of Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it or newly issued shares of any Restricted Subsidiary’s capital stock, except that:

(a)                                  the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other personal property assets;

(b)                                 the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value, provided that

(i)                                     any consideration in excess of $5,000,000 received by the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12,

(ii)                                  with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $5,000,000, (x) the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of each or Permitted Investments and (y) the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period, provided that for purposes of subclause (x) of this clause (ii):

(A)                               any liabilities (as shown in the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations), which are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(B)                                 any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such sale, transfer or disposal, and

(C)                                 any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such sale, transfer or disposal having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at the time outstanding, not to exceed 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(iii)                               after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)                                  the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that any such sales by Borrower or a Guarantor to Restricted Subsidiaries that are not Guarantors shall be for fair value and, assuming such transaction constitutes an Investment, such transaction is permitted under Section 10.5(m);

(d)                                 any Restricted Subsidiary may effect any transaction permitted by Section 10.3; and

(e)                                  in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in the case of clauses (i) and (ii), the Net Cash Proceeds thereof to the Borrower and its Restricted Subsidiaries (except in the case of transactions permitted by Section 10.4(e)(i) to the extent the Net Cash Proceeds of any such transaction do not exceed $10,000) are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2.

10.5.                        Limitation on Investments.  Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, guarantee any obligations of, purchase any stock, bonds, notes, debentures or other securities of or any assets of, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, or make any other investment in, any Person (each, an “Investment”), except:

(a)                                  extensions of trade credit and asset purchases in the ordinary course of business;

(b)                                 Permitted Investments;

(c)                                  loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries (i) to finance the purchase of capital stock of Holdings (provided that the amount of such loans and advances used to acquire such capital stock shall be contributed by Holdings to the Borrower in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $10,000,000;

(d)                                 Investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e)                                  Investments in Hedge Agreements permitted by Section 10.1(A)(h);

(f)                                    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)                                 Investments to the extent that payment for such Investments is made solely with capital stock of Holdings;

(h)                                 Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b);

(i)                                     Investments in any Guarantor (other than Holdings) or the Borrower;

(j)                                     (A) Investments constituting Permitted Acquisitions and (B) Investments in Restricted Foreign Subsidiaries, provided that the aggregate amount of any such Investments in clauses (A) and (B), as valued at the fair market value of such Investment at the time each such Investment is made, made by the Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, shall not exceed the 20% of Total Assets at the time of such Investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(k)                                  Capital Expenditures permitted under Section 10.11;

(l)                                     Investments made to repurchase or retire common stock of Holdings owned by an employee stock ownership plan or key employee stock ownership plan of Holdings or the Borrower;

(m)                               additional Investments (including Investments in Minority Investments and Unrestricted Subsidiaries, but excluding Investments in Restricted Foreign Subsidiaries), as valued at the fair market value of such Investment at the time each such Investment is made, in an aggregate amount at the time of such Investment not in excess of the Available Amount at such time plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made); and

(n)                                 Investments permitted under Section 10.6.

10.6.                        Limitation on Dividends.  Neither Holdings nor the Borrower will declare or pay any dividends (other than, (a) in respect of Holdings, dividends payable solely in its capital stock or rights, warrants or options to purchase its capital stock and (b) in respect of the Borrower, dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the capital stock of Holdings or the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “Dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto,

(a)                                  Holdings or the Borrower may redeem in whole or in part any of its capital stock (or pay dividends with such proceeds) for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock, provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby;

(b)                                 Holdings or the Borrower may pay Dividends to Parent to repurchase shares of its or Parent’s capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its or Parent’s capital stock) held by officers and employees of Parent, Holdings and its Subsidiaries, with the proceeds of dividends from, seriatim, the Borrower and Holdings, as applicable, which shall also be permitted, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;

(c)                                  the Borrower and the Restricted Subsidiaries may make Investments permitted by Section 10.5;

(d)                                 Holdings may declare and pay dividends on its capital stock, with the proceeds of dividends from, seriatim, the Borrower, which shall also be permitted, provided that (i) the aggregate amount of such dividends paid by the Borrower to Holdings pursuant to this clause (d) and/or paid by Holdings pursuant to this clause (d) shall not at any time exceed the Available Amount; and

(e)                                  the Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, the proceeds of which will be used by Parent, Holdings or any direct or indirect parent solely to pay (i) (x) franchise taxes (other than income taxes) and other fees, taxes and expenses required to maintain their corporate existence or arising as a result of their ownership of Holdings or the Borrower, respectively and (y) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity and (ii) administrative and similar expenses related to its existence and ownership of the Borrower, as applicable, provided that, in the case of this clause (ii), the amount of such dividends does not exceed in any fiscal year the amount of such expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $1,000,000 in the aggregate per fiscal year).

10.7.                        Limitations on Debt Payments and Amendments.

(a)                                  Holdings and the Borrower will not prepay, repurchase or redeem or otherwise defease any Permitted Subordinated Notes, any Permitted Additional Subordinated Notes or any Permitted Senior Notes; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay, repurchase or redeem Permitted Subordinated Notes, any Permitted Additional Subordinated Notes or any Permitted Senior Notes (x) for an aggregate price not in excess of the Available Amount at the time of such prepayment, repurchase or redemption, or (y)(A) in the case of

Subordinated Notes, with the proceeds of a substantially contemporaneous issuance of Permitted Additional Subordinated Notes and (B) in the case of Permitted Additional Notes, with the proceeds of a substantially contemporaneous issuance of Permitted Additional Notes that is permitted by Section 10.1(A).

(b)                                 The Borrower will not waive, amend, modify, terminate or release the Subordinated Note Indenture, any Permitted Additional Subordinated Notes Indenture or any Permitted Senior Notes Indenture to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

10.8.                        Limitations on Sale Leasebacks.  Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks otherwise permitted hereunder.

10.9.                        Consolidated Net Debt to Consolidated EBITDA Ratio.  The Borrower will not permit the Consolidated Net Debt to Consolidated EBITDA Ratio for any Test Period ending on the last day of the fiscal quarter set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio

January 1, 2006 to March 31, 2006	7.75 to 1.00
April 1, 2006 to June 30, 2006	7.75 to 1.00
July 1, 2006 to September 30, 2006	7.75 to 1.00
October 1, 2006 to December 31, 2006	7.25 to 1.00
January 1, 2007 to March 31, 2007	7.25 to 1.00
April 1, 2007 to June 30, 2007	7.25 to 1.00
July 1, 2007 to September 30, 2007	7.25 to 1.00
October 1, 2007 to December 31, 2007	6.50 to 1.00
January 1, 2008 to March 31, 2008	6.50 to 1.00
April 1, 2008 to June 30, 2008	6.50 to 1.00
July 1, 2008 to September 30, 2008	6.50 to 1.00
October 1, 2008 to December 31, 2008	5.50 to 1.00
January 1, 2009 to March 31, 2009	5.50 to 1.00
April 1, 2009 to June 30, 2009	5.50 to 1.00
July 1, 2009 to September 30, 2009	5.50 to 1.00
October 1, 2009 to December 31, 2009	4.75 to 1.00
January 1, 2010 to March 31, 2010	4.75 to 1.00
April 1, 2010 to June 30, 2010	4.75 to 1.00
July 1, 2010 to September 30, 2010	4.75 to 1.00
October 1, 2010 to December 31, 2010	3.75 to 1.00
January 1, 2011 to March 31, 2011	3.75 to 1.00
April 1, 2011 to June 30, 2011	3.75 to 1.00
July 1, 2011 to September 30, 2011	3.75 to 1.00
October 1, 2011 and thereafter	3.00 to 1.00

10.10.                  Consolidated EBITDA to Consolidated Interest Expense Ratio.  The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending on the last day of the fiscal quarter set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio

January 1, 2006 to March 31, 2006	1.50 to 1.00
April 1, 2006 to June 30, 2006	1.50 to 1.00
July 1, 2006 to September 30, 2006	1.50 to 1.00
October 1, 2006 to December 31, 2006	1.50 to 1.00
January 1, 2007 to March 31, 2007	1.50 to 1.00
April 1, 2007 to June 30, 2007	1.50 to 1.00
July 1, 2007 to September 30, 2007	1.50 to 1.00
October 1, 2007 to December 31, 2007	1.60 to 1.00
January 1, 2008 to March 31, 2008	1.60 to 1.00
April 1, 2008 to June 30, 2008	1.60 to 1.00
July 1, 2008 to September 30, 2008	1.60 to 1.00
October 1, 2008 to December 31, 2008	1.75 to 1.00
January 1, 2009 to March 31, 2009	1.75 to 1.00
April 1, 2009 to June 30, 2009	1.75 to 1.00
July 1, 2009 to September 30, 2009	1.75 to 1.00
October 1, 2000 to December 31, 2009	2.25 to 1.00
January 1, 2010 to March 31, 2010	2.25 to 1.00
April 1, 2010 to June 30, 2010	2.25 to 1.00
July 1, 2010 to September 30, 2010	2.25 to 1.00
October 1, 2010 to December 31, 2010	2.75 to 1.00
January 1, 2011 to March 31, 2011	2.75 to 1.00
April 1, 2011 to June 30, 2011	2.75 to 1.00
July 1, 2011 to September 30, 2011	2.75 to 1.00
October 1, 2011 and thereafter	3.00 to 1.00

10.11.                  Capital Expenditures.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) that would cause the aggregate amount of such Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year of the Borrower to exceed the greater of (x) the amount set forth in the table below opposite such fiscal year (the “Scheduled Capital Expenditure Amount”)  and (y) commencing with the fiscal year ending December 31, 2006, an amount equal to 6.00% multiplied by Consolidated Net Sales for such fiscal year (such greater amount, the “Permitted Capital Expenditure Amount”).

Period	Amount

Closing Date to December 31, 2006	$39,000,000
January 1, 2007 to December 31, 2007	$40,000,000
January 1, 2008 to December 31, 2008	$42,500,000
January 1, 2009 to December 31, 2009	$45,000,000
January 1, 2010 to December 31, 2010	$47,500,000
January 1, 2011 to December 31, 2011	$52,500,000
January 1, 2012 to Maturity Date	$55,000,000

To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used (it being understood and agreed that (a) no carry-forward amount may be carried forward beyond the first two fiscal years immediately succeeding the fiscal year in which it arose and (b) no portion of the carry-forward amount available for any fiscal year may be used until the entire amount of the Permitted Capital Expenditure Amount for such fiscal year (without giving effect to such carry-forward amount) shall have been used to make Capital Expenditures).

If Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the Borrower and the Restricted Subsidiaries during any fiscal year exceed the sum of (x) the Permitted Capital Expenditure Amount for such fiscal year plus (y) the sum of all carry-forward amounts available in such fiscal year, if any, an amount equal to 25% of the Scheduled Capital Expenditure Amount for the next succeeding fiscal year (each such amount, a “carry-back amount”) may be carried back to the immediately prior fiscal year and utilized to make such Capital Expenditures in such prior fiscal year (it being understood and agreed that (a) no carry-back amount may be carried back beyond the fiscal year immediately prior to the fiscal year of such Scheduled Capital Expenditure Amount and (b) the portion of the carry-back amount actually utilized in any fiscal year shall be deducted from the Permitted Capital Expenditure Amount in the fiscal year from which it was carried back).

10.12.                  Limitation on Activities of Holdings.  Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (d) the performance of the Credit Documents to which it is a party, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6, (f) issuance of Qualified PIK Securities, and (g) activities incidental to the businesses or activities described in clauses (a) to (f) of this Section 10.12.  Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities in respect of Qualified PIK Securities and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities by this Agreement).

SECTION 11.                          Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.                        Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.                        Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.                        Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, or any Security Document and (in the case of clause (b) only) such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4.                        Default Under Other Agreements.  (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $15,000,000 in the aggregate, for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5.                        Bankruptcy, etc.  Holdings, the Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any of Holdings, the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any of Holdings, the Borrower or any Specified Subsidiary; or any of Holdings, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of Holdings, the Borrower or any Specified Subsidiary; or there is commenced against any of Holdings, the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any of Holdings, the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any of Holdings, the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of Holdings, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of Holdings, the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.                        ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of Holdings, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971

or 4975 of the Code (including the giving of written notice thereof); or termination, withdrawal or noncompliance with applicable law or plan terms with respect to Foreign Plans shall have occurred; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.                        Guarantee.  The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8.                        Pledge Agreement.  The Pledge Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement; or

11.9.                        Security Agreement.  The Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or

11.10.                  Mortgages.  Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any Mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any Mortgagor’s obligations under any Mortgage; or

11.11.                  Subordination.  The Obligations of the Borrower or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.12.                  Judgments.  One or more judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries involving a liability of $15,000,000 or more in the aggregate for all such judgments and decrees Holdings, for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.13.                  Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings, the Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to Holdings, the Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent, as applicable, at its Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for (x) Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

11.14.                  Borrower’s Right to Cure.

(a)                                  Notwithstanding anything to the contrary contained in Section 11, in the event of any Event of Default under any covenant set forth in Section 10.9 and 10.10 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings may engage in an issuance of Equity Interests that constitutes a Permitted Equity Issuance to any of the Permitted Holders and contribute such amount to the common equity capital of the Borrower and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are not included in clause (iii) of the definition of Available Amount and (iii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 10.9 and 10.10 for any applicable period.  The parties hereby acknowledge that this Section 11.14(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 10.9 and 10.10 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b)                                 In each period of four fiscal quarters, there shall be at least two (2)  consecutive fiscal quarters in which no cure set forth in Section 11.14(a) is made.

SECTION 12.                          The Administrative Agent

12.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  The Syndication Agent in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3.                        Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor, and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.                        Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9.                        Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10.                  Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in the Lender’s circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 13.                          Miscellaneous

13.1.                        Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of payments only) or Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Revolving Credit Lenders”, “Required Lenders” and “Required Term Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline

Loans without the written consent of the Swingline Lender, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement and the Mortgages, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9(a) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease any Repayment Amount, extend any scheduled Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Term Loans, in each case without the written consent of the Required Term Lenders.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Accellent Inc. 200 West 7th Avenue Collegeville, PA 19426-0992 Attention: Stewart A. Fisher Fax: (610) 409-2217

with a copy to:

Kohlberg Kravis Roberts & Co., L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attention: James C. Momtazee Fax: (650) 233-6584

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Attention: James D. Cross, Esq. Fax: (212) 455-2502

The Administrative Agent:	JPMorgan Chase Bank, N.A. Agent Bank Services Group 1111 Fannin, 10th Floor Houston, TX 77002 Attention: Katie Rose/Vikki Toler Fax: (713) 750-2782

with a copy to:

JPMorgan Chase Bank, N.A. 270 Park Avenue, 4th Floor New York, NY 10017 Attention: Dawn Lee Lum Fax: (212) 270-3279/6637

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5.                        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from any and all recording and filing fees and any stamp, excise, property or other similar taxes and any and all liabilities with respect to, or resulting from any delay in paying such fees or taxes, that may be payable or determined to be payable in connection with the registration, execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement (including any payments hereunder), the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily form its gross negligence or willful misconduct or material breach of its obligations hereunder or under any other Credit Document or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees.  The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6.                        Successors and Assigns; Participations and Assignments.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)                            the Administrative Agent, and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and the applicable Letter of Credit Issuer, provided that no consent of the Administrative Agent or the Swingline Lender shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (2) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, in the case of a Term Loan Commitment or Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D)                           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent.

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the

Administrative Agent and the lending office through which each acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 5.4(c) as though it were a Lender.

(d)                                 Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued by such Lender, including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit J-1 or J-2, as the case may be, evidencing the Term Loans and Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)                                  Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

13.7.                        Replacements of Lenders under Certain Circumstances/Non-Consenting Lenders.

(a)                                  The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (E) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8.                        Adjustments; Set-off.

(a)                                  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10.                  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.                  Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12.                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.                  Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14.                  Acknowledgments.  The Borrower and hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.15.                  WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.                  Confidentiality.  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 13.16.

13.17.                  USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

13.18.                  Electronic Communications.

(a)                                  (i)  Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may (subject to Section 13.2(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 13.2(b)); provided that approval of such procedures may be limited to particular notices or communications.

(ii)                                  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b)                                 Posting.  (i)  Each Credit Party hereby agrees that it may provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at dawn.leelum@jpmorgan.com and/or rhonda.x.elhosseiny@jpmorgan.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as specified in Section 13.2 of this Agreement or as otherwise specified in this Agreement or any other Credit Document.  Nothing in this Section 13.18 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document.

(ii)                                  To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each certificate required to be delivered pursuant to Section 9.1(d) hereunder.

(iii)                               Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ACCELLENT MERGER SUB INC.

By:	/s/ James C. Momtazee
Name: James C. Momtazee
Title: Vice President, Treasurer and Assistant Secretary

ACCELLENT INC.

By:	/s/ Stewart A. Fisher
Name: Stewart A. Fisher
Title: Chief Financial Officer, Executive Vice President, Treasurer and Secretary

ACCELLENT ACQUISITION CORP.

By:	/s/ James C. Momtazee
Name: James C. Momtazee
Title: Treasurer and Assistant Secretary

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative
Agent and as a Lender

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

J.P. MORGAN SECURITIES INC., as Joint Lead
Arranger and Joint Bookrunner

By:	/s/ Daniel M. Hochstadt
Name: Daniel M. Hochstadt
Title: Vice President

[Credit Agreement Signature Page]

2

CREDIT SUISSE, acting through its Cayman Islands Branch, as Joint Lead Arranger and Joint Bookrunner, Syndication Agent and as a Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By:	/s/ Rianka Mohan
Name: Rianka Mohan
Title: Associate

[Credit Agreement Signature Page]

3

LEHMAN COMMERCIAL PAPER INC., as
Documentation Agent

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Authorized Signatory

[Credit Agreement Signature Page]

4

LEHMAN COMMERCIAL PAPER INC., as
a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Authorized Signatory

[Credit Agreement Signature Page]

5

THE NORINCHUKIN TRUST & BANKING CO., LTD. ACTING AS TRUSTEE FOR TRUST
ACCOUNT NO. 430000-86, as a Lender

By:	/s/ Seiji Kuramoto
Name: Seiji Kuramoto
Title: Chief Manager

[Credit Agreement Signature Page]

6

GENERAL ELECTRIC CAPITAL CORPORATION, as
a Lender

By:	/s/ David R. Campbell
Name: David R. Campbell
Title: Its Duly Authorized Signatory

[Credit Agreement Signature Page]

7

Firstrust Bank, as a Lender

By:	/s/ Kent D. Nelson
Name: Kent D. Nelson
Title: Senior Vice President

[Credit Agreement Signature Page]

8

Bear Stearns Corporate Lending Inc., as
a Lender

By:	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli
Title: Vice President

[Credit Agreement Signature Page]

9

NATIONAL CITY BANK, as a Lender

By:	/s/ Frank Byrne
Name: Frank Byrne
Title: AVP

[Credit Agreement Signature Page]

10

MIZUHO CORPORATE BANK, LTD., as
a Lender

By:	/s/ James Fayen
Name: James Fayen
Title: Deputy General Manager

[Credit Agreement Signature Page]

11

The Governor and Company of the Bank of Ireland, as
a Lender

By:	/s/ Mark McGoldrick
Name: Mark McGoldrick
Title: Authorized Signatory

By:	/s/ Richard Cameron
Name: Richard Cameron
Title: Authorized Signatory

[Credit Agreement Signature Page]

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